EXHIBIT 99.1

[The Wet Seal LOGO]

Results

contact: Walter Parks, Executive Vice President/CFO
(949) 699-3922

THE WET SEAL, INC. ANNOUNCES EXPECTED EARNINGS
FOR FOURTH QUARTER AND FISCAL 2001

        FOOTHILL RANCH, CA, February 28, 2002, PRNewswire/—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) announces that it expects to report earnings between $0.73 to $0.75 per diluted share for the 13 weeks ended February 2, 2002, compared to $0.65 per diluted share for the 14 weeks ended February 3, 2001. The Company expects earnings between $1.51 to $1.53 per diluted share for the 52-week period ended February 2, 2002 compared to $1.03 per diluted share for the 53-week period ended February 3, 2001. Expected fiscal 2001 and fourth quarter results are subject to the Company's completion of it's annual audit. Note that all earnings per share amounts have been adjusted for the 3-for-2 stock split effected as of July 24, 2001.

        As previously announced, net sales for the 13-week period ended February 2, 2002 were $181,515,000 compared to net sales of $167,738,000 for the comparable 13-week period ended January 27, 2001, an increase of $13,777,000 or 8.2 percent. The Company's comparable store sales increased 7.0 percent for the 13-week period ended February 2, 2002 compared to an increase of 14.6 percent for the period ended January 27, 2001. Net sales for the 52-week period ended February 2, 2002 were $601,895,000 compared to net sales of $571,390,000 for the comparable 52-week period ended January 27, 2001, an increase of $30,505,000 or 5.3 percent. Comparable store sales increased 4.7 percent for the 52-week period ended February 2, 2002 compared to an increase of 3.9 percent for the period ended January 27, 2001.

        The Company's cash position remained strong at the end of the fiscal year with approximately $130 million in cash and investments, and no long-term debt. The Company expects inventory at the end of fiscal 2001 to be $32,020,000 compared to inventory at the end of fiscal 2000 of $30,102,000. Based upon this expected increase, inventory per square foot will have increased by approximately 5% for the year end of fiscal 2001 compared to the prior year end.

        As of the end of fiscal 2001, the Company operated a total of 571 stores in 44 states, the District of Columbia and Puerto Rico. The Company operated 457 Wet Seal/Contempo Casuals stores in 1,859,481 square feet, 84 Arden B. stores in 275,710 square feet, and 30 Zutopia stores in 76,955 square feet; for a total of 571 stores in 2,212,146 square feet. The Company opened 51 stores in fiscal 2001, acquired 18 Zutopia stores, and closed 50 stores.

        In assessing it's future growth potential, the Company believes that, over time, its Wet Seal division could support 600 to 800 stores, 200 Arden B. stores, and 300 Zutopia stores. Of course, general economic conditions, availability of appropriate real estate at reasonable rental rates and continued customer acceptance of our fashion offerings are among the key factors which will impact our growth plans and our ability to achieve them.

        In fiscal 2002, the Company plans to open approximately 50 Wet Seal stores, 15 to 20 Arden B. stores, and 10 to 15 Zutopia stores, the majority of which will occur in the fall season. The Company plans to close approximately 27 stores in fiscal 2002. The average new store, the size of which will be approximately 3,300 square feet, requires an initial investment of $308,000. Based upon sales of $300 per square foot, which the Company believes it can achieve in these new stores, the return on the Company's investment in the first full year of operation is estimated to be approximately 75%.

        In an effort to improve brand image, the Company plans to launch a Wet Seal Catalog in early fall. To further enhance the Company's brand image, the Company also plans to explore the opportunity of implementing a proprietary credit card in conjunction with a major financial institution.

        The Company's comparable store sales increased 21.8 percent for the period ended Tuesday February 26, 2002. At this early point in the quarter, the Company does not anticipate any change in the earnings guidance provided for the first quarter results of fiscal 2002 in part due to the shift of the Easter holiday during this quarter.

        The Company plans to release final earnings results for fiscal 2001 on March 21, 2002, at 5:00 AM PST. The Company will hold a conference call on March 21, 2002, at 9:00 AM PST to discuss fiscal 2001 results.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.